Exhibit 10.1

FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is made as of the 7th day of November, 2012, by and among SUMMER INFANT, INC., a Delaware corporation (“SI Holdings”), and SUMMER INFANT (USA), INC., a Rhode Island corporation (“SI USA”, and collectively with SI Holdings, “Borrowers” and each individually a “Borrower”), the Lenders identified on the signature pages hereto (collectively, “Lenders” and each individually, a “Lender”), BANK OF AMERICA, N.A., a national banking association, as Swing Line Lender (in such capacity, the “Swing Line Lender”) and as L/C Issuer (in such capacity, the “L/C Issuer”), and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, “Administrative Agent”).

RECITALS:

WHEREAS, Lenders, the Swing Line Lender, the L/C Issuer, Administrative Agent and Borrowers are parties to a certain Amended and Restated Credit Agreement dated as of August 2, 2010, as amended by (a) a certain First Amendment to Amended and Restated Credit Agreement dated as of March 24, 2011, (b) a certain Second Amendment to Amended and Restated Credit Agreement dated as of November 9, 2011, and (c) a certain Third Amendment to Amended and Restated Credit Agreement dated as of May 11, 2012 (as so amended, the “Credit Agreement”), which Credit Agreement is incorporated herein by reference and made a part hereof; and

WHEREAS, Borrowers have acknowledged that certain Events of Default exist under the Credit Agreement on the date hereof as described on Annex A attached hereto and made a part hereof (the “Existing Events of Default”); and

WHEREAS, Borrowers have applied to Lenders, the Swing Line Lender, the L/C Issuer and Administrative Agent (collectively, the “Lender Parties”) to make certain amendments to the Credit Agreement and to waive the Existing Events of Default; and

WHEREAS, the Lender Parties are willing to effect such amendments and grant such waivers subject to the execution and delivery of an agreement in form and substance satisfactory to the Lender Parties to evidence such amendments and waivers; and

WHEREAS, the Lender Parties and Borrowers desire to amend the Credit Agreement in the manner set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, effective as of the Fourth Amendment Closing Date (as hereinafter defined), as follows:

1.             Definitions.  (a)  Capitalized terms used herein that are not otherwise defined herein shall have the identical meanings given to such terms in the Credit Agreement.

(b)           The terms “Applicable Rate”, “Basic Fixed Charge Coverage Ratio”, “Business Day”, “Consolidated EBITDA”, “Default Rate”, “Interest Payment Date”, “Interest Period”, and

“Type” appearing in Section 1.01 of the Credit Agreement are hereby amended to read in their entirety, respectively, as follows:

““Applicable Rate” means, from time to time, the following percentages per annum:

(a) for the period March 1, 2012 through March 31, 2012, the following percentages per annum:

Applicable Rate for Eurodollar Loans and L/C Fees	Applicable Rate For Base Rate Loans
3.00%	1.00%

(b) for the period April 1, 2012 through September 3, 2012, the following percentages per annum:

Applicable Rate for Eurodollar Loans and L/C Fees	Applicable Rate For Base Rate Loans
3.375%	1.375%

(c) for the period September 4, 2012 through September 30, 2012, the following percentages per annum:

Applicable Rate for Eurodollar Loans and L/C Fees	Applicable Rate For Base Rate Loans
3.75%	1.75%

(d) for the period beginning October 1, 2012, and ending March 31, 2013, the following percentages per annum:

Applicable Rate for Eurodollar Loans, BBA LIBOR Daily Floating Rate Loans and L/C Fees	Applicable Rate For Base Rate Loans
4.75%	2.75%

(e) for the period beginning April 1, 2013, and ending June 30, 2013, the following percentages per annum:

Applicable Rate for Eurodollar Loans, BBA LIBOR Daily Floating Rate Loans and L/C Fees	Applicable Rate For Base Rate Loans
5.75%	3.75%

(f) for the period beginning July 1, 2013, and ending September 30, 2013, the following percentages per annum:

Applicable Rate for Eurodollar Loans, BBA LIBOR Daily Floating Rate Loans and L/C Fees	Applicable Rate For Base Rate Loans
6.75%	4.75%

(g) for the period beginning October 1, 2013, and continuing thereafter until payment in full of the Obligations, the following percentages per annum:

Applicable Rate for Eurodollar Loans, BBA LIBOR Daily Floating Rate Loans and L/C Fees	Applicable Rate For Base Rate Loans
7.75%	5.75	%”

““Basic Fixed Charge Coverage Ratio” means the ratio, calculated on a consolidated basis, of (a) the sum of Consolidated EBITDA plus lease expense and rent expense, minus cash income taxes, unfinanced capital expenditures, dividends, withdrawals, and other distributions, to (b) the sum of Consolidated Cash Interest Charges, lease expense, rent expense, the current portion of long term liabilities (exclusive, however, of the principal amount of the Committed Loan due on the Maturity Date) and the current portion of capitalized lease obligations.”

““Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan of BBA LIBOR Daily Floating Rate Loan, means any such day that is also a London Banking Day.”

““Consolidated EBITDA” means, for any period, for Borrowers and their Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following (without duplication) to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) provision for Federal, state, local and foreign income taxes payable by Borrowers and their Subsidiaries for such period, (iii) depreciation and amortization expense, (iv) Permitted Add-backs, if any, for such period, (v) non-cash stock option expense and non-cash goodwill and intangible impairment costs, (vi) reasonable expenses incurred by Borrowers, as evidenced by invoices provided by Borrowers to Administrative Agent, in closing the Fourth Amendment (including payment of related amendment fees paid by Borrowers to Lenders and related legal fees and expenses of Borrowers’ counsel and of special counsel to Administrative Agent) and in paying Borrowers’ Consultant’s consulting expenses; provided, however, that the aggregate amount of all expenses added back under this clause (vi) shall not in the aggregate exceed $750,000 during the term of this Agreement, and (vii) other non-recurring expenses of Borrowers and their Subsidiaries reducing such Consolidated Net Income in such period, which have been approved and consented to in writing by the Required Lenders as constituting permissible add-back adjustments in the calculation of Consolidated EBITDA, and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of Borrowers and their Subsidiaries for such period and (ii) all non-cash items increasing Consolidated Net Income for such period.”

““Default Rate” means, subject to the provisions of Section 10.09 hereof, (a) when used with respect to Obligations other than L/C Fees an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) PIK Interest plus (iv) 4% per annum; provided, however, that (a) with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus PIK Interest plus 4% per annum, (b) with respect to a BBA LIBOR Daily Floating Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus PIK Interest plus 4% per annum, and (c) when used with respect to L/C Fees, a rate equal to the Applicable Rate plus 4% per annum.”

““Interest Payment Date” means:

(a)           as to any Loan other than a Base Rate Loan or BBA LIBOR Daily Floating Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; and (b) as to any Base Rate Loan (including a Swing Line Loan) and any BBA LIBOR Daily Floating Rate Loan, the last Business Day of each calendar month and the Maturity Date.”

““Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date which is one month thereafter, as selected by Borrowers in their Committed Loan Notice; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)            no Interest Period shall extend beyond the Maturity Date.”

““Type” means, with respect to a Committed Loan, its character as a Base Rate Loan, a BBA LIBOR Daily Floating Rate Loan or a Eurodollar Rate Loan.”

(c)           The following new definitions are hereby added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order:

““BBA LIBOR Daily Floating Rate” means a fluctuating rate of interest which can change on each Business Day, and shall be the rate per annum, determined and adjusted by Administrative Agent on each Business Day, equal to BBA LIBOR for Dollar deposits on the date in question for a one month term beginning on that date, as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) London Banking Days prior to the date in question, as adjusted from time to time in Administrative Agent’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs.  If such rate is not available at such time for any reason, then the rate will be determined by such alternate method as reasonably selected by Administrative Agent.”

““BBA LIBOR” has the meaning specified in the definition of Eurodollar Rate.”

““BBA LIBOR Daily Floating Rate Loan” means a Committed Loan that bears interest at a rate based on the BBA LIBOR Floating Rate.”

““Borrowers’ Consultant” has the meaning specified in Section 6.18.”

““Capital Expenditure” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations).”

““Consolidated Cash Interest Charges” means, for any period, that portion of Consolidated Interest Charges which are due and payable in cash during such period, but shall exclude Consolidated Interest Charges which are capitalized (and permitted to be capitalized) during such period and which are due and payable in cash in one or more later periods, including PIK Interest accruing and not payable during such period.”

““Excess Cash on Hand” means an amount calculated as of Friday of each week equal to (a) the aggregate amount of all cash and Cash Equivalents of Borrowers held as of such day, minus (b) unpaid amounts which are scheduled to be disbursed by Borrowers on such day, minus (c)  Two Million Dollars ($2,000,000).”

““Fourth Amendment” means that certain Fourth Amendment to Amended and Restated Credit Agreement dated as of November 7, 2012, by and among Borrowers, Lenders, the Swing Line Lender, the L/C Issuer and Administrative Agent.”

““Fourth Amendment Closing Date” means November 7, 2012.”

““PIK Interest” means interest accrued at the rate of 2.00% per annum that is not paid currently in cash but is payable in kind by adding such accrued interest at the specified annual rate monthly on the Interest Payment Date to the outstanding principal balance of the Loan which is related thereto.  For all purposes of this Agreement, accrued PIK Interest added monthly to principal of any such Loan shall be deemed to constitute Loan principal and not interest, and such additional principal amounts shall be added to the principal amount of the Loan related thereto on the applicable Interest Payment Date and shall thereafter be subject to PIK Interest accruals.”

2.             Amendments to Article II.

(a)           Section 2.02 of the Credit Agreement is hereby amended to read in its entirety as follows:

“2.02      Borrowings, Conversions and Continuations of Committed Loans.  (a) Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon Borrowers’ irrevocable notice to Administrative Agent, which may be given by telephone.  Each such notice must be received by Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Committed Loans or BBA LIBOR Daily Floating Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Committed Loans or BBA LIBOR Daily Floating Rate Loans.  Each telephonic notice by Borrowers pursuant to this Section 2.02(a) must be confirmed promptly by delivery to Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of Borrowers.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Committed Loans or BBA LIBOR Daily Floating Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether Borrowers are requesting a Committed Borrowing, a conversion of Committed Loans from one Type to another, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If Borrowers fail to specify a Type of Committed Loan in a Committed Loan Notice or if Borrowers fail to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If Borrowers request a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)           Following receipt of a Committed Loan Notice, Administrative Agent shall promptly notify each Lender (in the case of a request for a Committed Loan) of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by Borrowers, Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection.  In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to Administrative Agent in immediately available funds at Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), Administrative Agent shall make all funds so received available to Borrowers in like funds as received by Administrative Agent either by (i) crediting the account of Borrowers on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Administrative Agent by Borrowers; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by Borrowers, there are L/C Borrowings outstanding, then the proceeds of such Borrowing first, shall be applied, to the payment in full of any such L/C Borrowings, and second, shall be made available to Borrowers as provided above.

(c)            Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurodollar Rate Loans be converted immediately to Base Rate Committed Loans and Borrowers agree to jointly and severally pay all amounts due under Section 3.05 in accordance with the terms thereof due to any such conversion.

(d)           Administrative Agent shall promptly notify Borrowers and Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.

(e)            After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to another, and all continuations of Committed Loans as the same Type, there shall not be more than seven (7) Interest Periods in effect with respect to Committed Loans.”

(b)           Section 2.05(b) of the Credit Agreement is hereby amended to read in its entirety as follows:

“(b)                            Mandatory.  (i) If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, Borrowers shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i) unless after the prepayment in full of the Committed Loans and Swing Line Loans the Total Outstandings exceed the Aggregate Commitments then in effect.

(ii)                                   If any Borrower or any Subsidiary Disposes of any property (other than any Disposition of any property permitted by Section 7.05(b), (c), (d) or (e)) which results in the realization by any such Person of Net Cash Proceeds, Borrowers shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds immediately upon receipt thereof by such Person (such prepayments to be applied as set forth in clause (vi) below).

(iii)                                Upon the incurrence or issuance by any Borrower or any Subsidiary of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.03(a)-(e)), Borrowers shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by any such Person (such prepayments to be applied as set forth in clause (vi) below).

(iv)                               Upon any Extraordinary Receipt received by or paid to or for the account of any Borrower or any Subsidiary, Borrowers shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by any such Person (such prepayments to be applied as set forth in clause (vi) below); provided, however, that with respect to any proceeds of insurance or condemnation awards (or payments in lieu thereof) or indemnity payments, at the election of Borrowers (as notified by Borrowers to Administrative Agent on or prior to the date of receipt of such insurance proceeds, condemnation awards or indemnity payments), and so long as no Default shall have occurred and be continuing, such Person may apply within 180 days after the receipt of such cash proceeds to replace or repair the equipment, fixed assets or real property in respect of which such cash proceeds were received; and provided, further, however, that any cash proceeds not so applied shall be immediately applied to the prepayment of the Loans as set forth in Section 2.05(b)(v).

(v)                                  On Friday of each week, Borrowers shall prepay an aggregate principal amount of Loans equal to 100% of all Excess Cash on Hand.

(vi)                               Prepayments of the Loans made pursuant to Section 2.05(b)(ii) through (v), first, shall be applied ratably to the L/C Borrowings, second, shall be applied ratably to the outstanding Loans, third, shall be used to Cash Collateralize the remaining L/C Obligations, and the amount remaining, if any, after the prepayment in full of all L/C

Borrowings and Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full (the sum of such prepayment amounts, cash collateralization amounts and remaining amount being, collectively, the “Reduction Amount”) may be retained by Borrowers for use in the ordinary course of their business, and the Aggregate Commitments shall be automatically and permanently reduced by the Reduction Amount (other than the amount paid in Section 2.05(b)(v)) as set forth in Section 2.06(b)(i).  Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from Borrowers or any other Loan Party) to reimburse the L/C Issuer or Lenders, as applicable.”

(c)            Section 2.08 of the Credit Agreement is hereby amended to read in its entirety as follows:

“2.08       Interest.  (a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate plus, from and after October 1, 2012, PIK Interest; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate plus, from and after October 1, 2012, PIK Interest; (iii) each BBA LIBOR Daily Floating Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the BBA LIBOR Daily Floating Rate plus the Applicable Rate plus, from and after October 1, 2012, PIK Interest; and (iv) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus, the Applicable Rate plus, from and after October 1, 2012, PIK Interest.

(b)           (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)           If any amount (other than principal of any Loan) payable by Borrowers under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)          Upon the request of the Required Lenders, while any Event of Default exists, Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)          Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)            Interest on each Loan (other than PIK Interest) shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  All PIK Interest shall be due and payable in full in cash on the earliest of (i) the Maturity Date, (ii) the date as all Loans are paid in full and the Commitments are terminated, and (iii) the date of acceleration of the Loans pursuant to Section 8.02(b) hereof; provided, however, that if all Obligations are paid in full in cash and all Commitments terminated on or before March 31, 2013, Lenders agree to forgive Borrowers’ obligation to pay fifty percent (50%) of the accrued and unpaid PIK Interest including the PIK Interest deemed to constitute Loan principal.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.”

(d)           Section 2.10(a) of the Credit Agreement is hereby amended to read in its entirety as follows:

“(a)         All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.”

(e)            Section 2.12(b)(i) of the Credit Agreement is hereby amended to read in its entirety as follows:

“(i)         Funding by Lenders; Presumption by Administrative Agent.  Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Eurodollar Loans (or, in the case of any Committed Borrowing of Base Rate Loans or BBA LIBOR Daily Floating Rate Loans, prior to 12:00 noon on the date of such Committed Borrowing) that such Lender will not make available to Administrative Agent such Lender’s share of such Committed Borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans or BBA LIBOR Daily Floating Rate Loans, as applicable, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to Borrowers a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to Administrative Agent, then the applicable Lender and Borrowers severally agree to pay to Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrowers to but excluding the date of payment to Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Administrative Agent in connection with the foregoing and (B) in the case of a payment to be made by Borrowers, the interest rate applicable to Base Rate Loans.  If Borrowers and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrowers the amount of such interest paid by Borrowers for such period.  If such Lender pays its share of the applicable Committed Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing.  Any payment by Borrowers shall be without prejudice to any claim Borrowers may have against a Lender that shall have failed to make such payment to Administrative Agent.”

3.             Amendments to Article III.

(a)           Sections 3.02 through 3.05 of the Credit Agreement are hereby amended to read in their entirety, respectively, as follows:

“3.02      Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate or the BBA LIBOR Daily Floating Rate, or to determine or charge interest rates based upon the Eurodollar Rate or the BBA LIBOR Daily Floating Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Borrowers through Administrative Agent or by such Lender directly to Borrowers (with copy of such notice to Administrative Agent), (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or, BBA LIBOR Daily Floating Rate Loans or to convert Base Rate Committed Loans to Eurodollar Rate Committed Loans or BBA LIBOR Daily Floating Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies Administrative Agent and Borrowers that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) Borrowers shall, upon demand from such Lender (with a copy to Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans or BBA LIBOR Daily Floating Rate Loans, as applicable, of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either (if applicable) on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans or BBA LIBOR Daily Floating Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate of BBA LIBOR Daily Floating Rate, Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted.”

“3.03      Inability to Determine Rates.  If Administrative Agent or Required Lenders determine in connection with any request for a Eurodollar Rate Loan or a BBA LIBOR Daily Floating Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan or for one month periods in the case of a BBA LIBOR Daily Floating Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Committed Loan or in connection with an existing or proposed Base Rate Loan, or (c) adequate and reasonable means do not exist for determining the BBA LIBOR Daily Floating Rate with respect to a proposed BBA LIBOR Daily Floating Rate Loan, or (d) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Committed Loan or the BBA LIBOR Daily Floating Rate does not adequately and fairly reflect the cost to such Lenders of funding such Loan, Administrative Agent will promptly so notify Borrowers and each Lender.  Thereafter, (x) the obligation of Lenders to make or maintain Eurodollar Rate Loans or BBA LIBOR Daily Floating Rate Loans (as applicable) shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or BBA LIBOR Daily Floating Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.”

“3.04      Increased Costs; Reserves on Eurodollar Rate Loans.  (a) Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii)           subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of

Credit, any Eurodollar Rate Loan or BBA LIBOR Daily Floating Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii)          impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans or BBA LIBOR Daily Floating Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan) or the BBA LIBOR Daily Floating Rate, or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)            Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to Borrowers shall be conclusive absent manifest error.  Borrowers shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)            Reserves on Eurodollar Rate Loans.  Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan or BBA LIBOR Daily Floating Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided Borrowers shall have received at least 10 days’ prior notice (with a copy to Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.”

“3.05      Compensation for Losses.  Upon demand of any Lender (with a copy to Administrative Agent) from time to time, Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan or BBA LIBOR Daily Floating Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)           any failure by Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan or BBA LIBOR Daily Floating Rate Loan on the date or in the amount notified by Borrowers; or

(c)            any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrowers pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by Borrowers to Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Committed Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.”

4.             Amendments to Article VI.

(a)           Section 6.01 of the Credit Agreement is hereby amended to read in its entirety as follows:

“6.01.     Financial Statements.  Deliver to Administrative Agent a sufficient number of copies for delivery by Administrative Agent to each Lender, in form and detail satisfactory to Administrative Agent and the Required Lenders:

“(a)         as soon as available, but in any event within one hundred twenty (120) days of the end of each fiscal year of SI Holdings (or, if earlier, fifteen (15) days after the date required to be filed with the SEC), consolidated and consolidating balance sheets and statements of profit and loss and cash flows, retained earnings, reconciliation of net worth and source and application of funds for such fiscal year for SI Holdings and its Subsidiaries, all in reasonable detail and prepared in accordance with GAAP consistently applied, audited by, and accompanied by a report and opinion of, independent certified public accountants selected by Borrowers and acceptable to Administrative Agent, showing SI Holdings’ and its Subsidiaries’ consolidated and consolidating financial condition at the close of such fiscal year and the results of operations during such year (which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any qualification or exception, including, without limitation, any qualification or exception as to the scope of such audit), together with a certificate signed by an officer of Borrowers, certifying Borrowers’ compliance, or lack thereof, with the financial covenants described in Section 6.12 hereof, and a schedule showing the calculations used to determine such compliance (or lack thereof);

“(b)         as soon as available, but in any event within twenty (20) days after the end of each calendar month and within forty-five (45) days after the end of each fiscal quarter in each fiscal year of SI Holdings (or, if earlier, five (5) days after the date required to be filed with the SEC), (i) consolidated balance sheets and statements of profit and loss and cash flows, retained earnings, reconciliation of net worth and source and application of funds for such calendar month or fiscal quarter, as applicable, each prepared in reasonable detail in accordance with GAAP, on a consolidated and consolidating basis, consistently applied, and consistent in format with the financial statements furnished to Administrative Agent in connection with Borrowers’ loan application, certified by the President or Chief

Financial Officer of SI Holdings as fairly representing the financial position of Borrowers and their Subsidiaries, such balance sheets to be as of the close of such calendar month or fiscal quarter, as applicable, and such other statements to be for the period from the beginning of the then current fiscal year to the end of such calendar month or fiscal quarter, as applicable, in each case subject to normal audit and year-end adjustments; and (ii) a monthly or quarterly (as applicable) schedule of revenues, gross margin and contribution margin by product segment in form acceptable to the Administrative Agent;

“(c)          within thirty (30) days after the beginning of each fiscal year, a management prepared budget for the then fiscal year in form and substance reasonably satisfactory to Administrative Agent, prepared on a consolidated and consolidating basis, which budget shall include, without limitation, projected covenant compliance, projected profit and loss and cash flow statements, balance sheets and a capital expenditure budget;

“(d)         as soon as available, but in any event not later than Wednesday of each week, a weekly report of Borrowers for the immediately prior week, in form developed by Borrower and Borrowers’ Consultant, which form shall consist of a weekly not-less-than rolling 13 week cash flow forecast and variance report and collateral forecast and variance report, accounts receivable report, accounts payable report, profit and loss dashboard report with key operating metrics and indicators, and reconciliation of Excess Cash on Hand, all as of the last day of such prior week, in form acceptable to Administrative Agent and Required Lenders.”

(b)           Section 6.12 of the Credit Agreement is hereby amended to read in its entirety as follows:

“6.12      Financial Covenants.

“(a)         Consolidated EBITDA.  Maintain and earn on a consolidated basis as of the last day of each fiscal quarter, Consolidated EBITDA for the twelve-month period ending on each such date equal to or greater than the following:

For Each Fiscal Quarter Ending on:	Consolidated EBITDA to be not less than:
September 30, 2012	$12,500,000
December 31, 2012	$10,500,000
March 31, 2013	$10,000,000
June 30, 2013	$12,500,000
September 30, 2013, and the last day of each fiscal quarter thereafter	$17,000,000

“(b)         Consolidated Leverage Ratio.  Maintain a Consolidated Leverage Ratio not exceeding (i) 6.25:1.00 on September 30, 2012, (ii) 6.75:1.00 on December 31, 2012,

(iii) 7.00:1.00 on March 31, 2013, (iv) 6.00:1.00 on June 30, 2013, and (v) 4.00:1.00 on September 30, 2013, and on the last day of each fiscal quarter thereafter.  This ratio will be calculated as of the last day of each fiscal quarter for which this Agreement requires Borrowers to deliver financial statements, using the results of the twelve-month period ending on the last day of such fiscal quarter.

“(c)          Basic Fixed Charge Coverage Ratio.  Maintain a Basic Fixed Charge Coverage Ratio of at least (i) 1.10:1.00 for the twelve-month period ending December 31, 2012, (ii) 1.00:1.00 for the twelve-month period ending March 31, 2013, (iii) 1.25:1.00 for the twelve-month period ending June  30, 2013, and (iv) 1.50:1.00 for the twelve-month period ending September 30, 2013, and on the last day of each fiscal quarter thereafter.  This ratio will be calculated as of the last day of each fiscal quarter for which this Agreement requires Borrowers to deliver financial statements, using the results of the twelve-month period ending on the last day of such fiscal quarter.  The current portion of long-term liabilities will be measured as of the date twelve (12) months prior to the current financial statement.

“(d)         Capital Expenditures.  Not make or become legally obligated to make any Capital Expenditure, except for Capital Expenditures in the ordinary course of business not exceeding $1,050,000, in the aggregate for Borrowers and their Subsidiaries during each fiscal quarter (the “Capex Quarterly Limit Amount”); provided, however, that so long as no Default has occurred and is continuing, if Borrowers’ aggregate Capital Expenditures in any fiscal quarter which are to be charged against availability under the Capex Quarterly Limit Amount for such fiscal quarter are less than the Capex Quarterly Limit Amount, seventy-five percent (75%) of the difference between the Capex Quarterly Limit Amount and the amount of such aggregate Capital Expenditures made during such fiscal quarter may be carried over for expenditure in the next following fiscal quarter, and no further; and provided, further, if any such amount is so carried over, it will be deemed used in the applicable subsequent fiscal quarter before being charged against availability under the Capex Quarterly Limit Amount set forth for such fiscal quarter.”

(c)           New Sections 6.18 and 6.19 are hereby added to the Credit Agreement which shall read in their entirety, respectively, as follows:

“Section 6.18.  Borrowers’ Consultant.  At all times retain at Borrowers’ sole expense, a financial consultant of Borrowers’ choice, which consultant shall be acceptable to Administrative Agent and the Required Lenders in their sole and absolute discretion (the “Borrowers’ Consultant”) to assist and advise Borrowers with respect to (a) periodic financial reporting and forecasts provided to Administrative Agent and Lenders from time to time pursuant to this Agreement, and (b) generally assist and advise Borrowers to help assure Borrowers’ compliance with all requirements of this Agreement.”

“Section 6.19.  Periodic Lender Meetings.  Arrange for and participate in a conference call meeting to be held at least twice each calendar month (and more frequently, if requested by Administrative Agent or the Required Lenders) with Lenders and Administrative Agent, and in the presence of and with the participation of the

Borrowers’ Consultant,  at which meetings the business and operations of Borrowers and their Subsidiaries are discussed.”

5.             Waiver of Existing Events of Default.  In consideration of Borrowers’ execution and delivery of this Amendment and Borrowers’ agreements herein, Lenders and Administrative Agent hereby waive the Existing Events of Defaults through and as of the dates of such Existing Events of Default indicated on Annex A.  The waiver set forth herein is strictly limited to the Existing Events of Defaults as of such dates and is not intended to constitute a waiver of any Event of Default which may exist or arise after the respective dates set forth in Annex A, including without limitation, any Events of Default of a similar nature which may occur or arise after the dates set forth in Annex A.  Nothing contained in the foregoing waiver is intended to constitute or evidence a course of dealing at variance with the specific terms of the Loan Documents.  For the avoidance of doubt, the Existing Events of Defaults shall be deemed waived as of the Fourth Amendment Closing Date, and Borrowers shall not be deemed to be in breach, default or violation of or under the Loan Agreement as of such date by reason of such Existing Events of Defaults.

6.             Amendments of Certain Schedules and Exhibits.

Exhibit D to the Credit Agreement is hereby amended to read in its entirety in the form of Annex B attached hereto and made a part hereof.

7.             Miscellaneous Provisions.

(a)           Borrowers hereby represent and warrant that (i) except for the Existing Events of Default waived herein, no Default or Event of Default exists as of the Fourth Amendment Closing Date and (ii) on the Fourth Amendment Closing Date, after giving effect to this Amendment, all representations and warranties (other than those representations made as of a specified date) contained in the Credit Agreement and in the other Loan Documents are true and correct in all material respects.

(b)           Borrowers hereby represent and warrant that (i) each Borrower is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has the corporate power, and has been duly authorized by all requisite action, to execute and deliver this Amendment and to perform its obligations hereunder, (ii) this Amendment has been duly executed and delivered by each Borrower, (iii) each of this Amendment and the Credit Agreement, as amended hereby, does not conflict with any law, agreement or obligation by which any Borrower is bound, and (iv) this Amendment and the Credit Agreement (as amended by this Amendment) constitute the legal, valid and binding obligations of each Borrower, enforceable against such Borrower in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar law generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought at equity or at law).

(c)           Each Borrower hereby acknowledges, agrees and affirms (a) its obligations under the Credit Agreement and the other Loan Documents, (b) the grant of the Liens pursuant to the Collateral Documents, and (c) that such Liens created and granted are valid and continuing and secure the Obligations in accordance with the terms thereof, in each case after giving effect to this Amendment.

(d)           Each Borrower hereby acknowledges and agrees that the outstanding unpaid principal balance of the Committed Loans on the date hereof is $76,500,000.

8.             Conditions to Amendment.  The effectiveness of this Amendment shall be subject to the satisfaction of the following conditions precedent on or before the Fourth Amendment Closing Date:

(a)           No Default.  Except for the Existing Events of Default waived herein, no Default or Event of Default shall have occurred and be continuing.

(b)           Closing Requirements.  Borrowers shall have delivered to Administrative Agent a fully executed counterpart of this Amendment as executed by Required Lenders and by all Borrowers named hereto as signatories, in each case in form and substance acceptable to Administrative Agent.

(c)           No Material Adverse Effect.  No Material Adverse Effect shall exist, as reasonably determined by Administrative Agent, since the date of the end of the most recent fiscal interim period for which Borrowers’ financial statements have been delivered to Administrative Agent.

(d)           Representations and Warranties.  The representations and warranties of Borrowers in this Amendment and the representations and warranties of Borrowers set forth in the Credit Agreement, as amended hereby, and the other Loan Documents shall be true and correct in all material respects with the same effect as if made on the Fourth Amendment Closing Date (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and except that each representation and warranty set forth in Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent annual or quarterly financial statements, or projections, furnished by Borrowers).

(e)           Fees.  Borrowers shall have paid all fees and expenses required to be paid pursuant to Section 9 of this Amendment.

9.             Fees and Expenses.  (a)  Borrowers shall on the Fourth Amendment Closing Date pay to Administrative Agent, for the account of each Lender who executes and delivers a counterpart of this Amendment on the Fourth Amendment Closing Date (to be paid to and shared by such Lenders pro rata based on their respective Commitments), an Amendment Fee in the amount of $200,000.  Upon receipt of evidence that Borrowers, Required Lenders and Administrative Agent have executed and delivered this Amendment, Administrative Agent is hereby authorized to debit any accounts of Borrowers on the Fourth Amendment Closing Date to effect such payment.

(b)           Borrowers shall pay all reasonable expenses incurred by (i) Administrative Agent in the drafting, negotiation and closing of the documents and transactions contemplated hereby, including the reasonable fees and disbursements of Administrative Agent’s counsel, and (ii) individual Lenders, in reviewing and commenting on the form of this Amendment, including the reasonable fees and disbursements of each such Lender’s counsel.

10.          References in Loan Documents.  All references to the Credit Agreement in the Notes and the Collateral Documents shall be deemed to refer to the Credit Agreement, as amended by this Amendment and any other amendments which may be executed.  This Amendment shall constitute a “Loan Document” as defined in the Credit Agreement.

11.          No Further Amendments.  Except for the amendments set forth herein and in any other agreement executed by the parties on the date hereof, the text of the Credit Agreement, Security Agreement and all other Loan Documents shall remain unchanged and in full force and effect, including, without limitation, the provisions of Section 10.15 thereof concerning the parties’ waiver of jury trial.  No consent or waiver by any of the Lender Parties under the Loan Agreement, Security Agreement or any other Loan Document is granted or intended except as expressly set forth herein or therein (and such consent or waiver is limited to the specific matters described herein as of the date hereof), and the Lender Parties expressly reserve the right to require strict compliance with the terms of each of the Loan Agreement and Security Agreement, as amended hereby, and the other Loan Documents in all respects.  The consents and amendments agreed to herein shall not constitute a modification of, or a course of dealing at variance with, the Credit Agreement or Security Agreement such as to require further notice by the Lender Parties to require strict compliance with the terms of the Credit Agreement, Security Agreement and the other Loan Documents in the future.

12.          Borrowers’ Further Agreements.  (a)  In consideration of the agreements of Administrative Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of Borrowers on behalf of itself and its successors, assigns, and other legal representatives hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Administrative Agent, each Lender, all Lender Parties, the Lead Arranger and their respective successors and assigns, and their respective Affiliates, subsidiaries, predecessors, directors, officers, attorneys, employees, agents and other representatives (Administrative Agent, each Lender and all such other Persons described above being hereinafter referred to collectively as the “Releasees”, and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim”, and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which such Borrower, or any of its respective administrators, successors, assigns, and other legal representatives, may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment for or on account of, or in relation to, or in any way in connection with any of the Credit Agreement, the other Loan Documents or this Amendment or transactions thereunder or hereunder related thereto or hereto.

(b)           Each Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c)           Each Borrower agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

13.          Applicable Law.  THIS AMENDMENT SHALL BE DEEMED TO BE MADE PURSUANT TO THE LAWS OF THE STATE OF RHODE ISLAND WITH RESPECT TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY IN THE STATE OF RHODE ISLAND AND SHALL BE CONSTRUED, INTERPRETED, PERFORMED AND ENFORCED IN ACCORDANCE THEREWITH.

14.          Captions.  The captions in this Amendment are for convenience of reference only and shall not define or limit the provisions hereof.

15.          Counterparts.  This Amendment may be executed in any number of counterparts, and by the different parties hereto on separate counterparts, each of which when executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.  In making proof of this Amendment, it shall not be necessary to produce or account for more than one such counterpart executed by the party against whom enforcement of this Amendment is sought.  Delivery of an executed signature page of this Amendment by facsimile transmission shall be deemed to be effective as an in-hand delivery of an original executed counterpart hereof.

16.          Reaffirmation.  Except as modified and amended hereby, the Credit Agreement shall remain in full force and effect and is in all other respects hereby ratified and confirmed by Borrowers, Lenders, Administrative Agent and all other Persons executing this Amendment.

17.          FINAL AGREEMENT.  BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS DOCUMENT REPRESENTS THE FINAL AGREEMENT BETWEEN PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, (B) THIS DOCUMENT SUPERSEDES ANY COMMITMENT LETTER, TERM SHEET OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS RELATING TO THE SUBJECT MATTER HEREOF, UNLESS SUCH COMMITMENT LETTER, TERM SHEET OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS EXPRESSLY PROVIDES TO THE CONTRARY, (C) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (D) THIS DOCUMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

(The next page is the first signature page.)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Brenda Schriner
	Name:	Brenda Schriner
	Title:	Vice President

[Summer Infant/Fourth Amendment to A&R Credit Agreement]

(Signatures continued on next page.)

LENDER:

BANK OF AMERICA, N.A., as a Lender, L/C
Issuer and Swing Line Lender

By:	/s/ Donald C. McQueen
	Name:	Donald C. McQueen
	Title:	Senior Vice President

[Summer Infant/Fourth Amendment to A&R Credit Agreement]

(Signatures continued on next page.)

LENDER:

RBS CITIZENS, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Gavin Taylor
	Name:	Gavin Taylor
	Title:	SVP

[Summer Infant/Fourth Amendment to A&R Credit Agreement]

(Signatures continued on next page.)

LENDER:

BANK RHODE ISLAND, as a Lender

By:	/s/ W. Timothy Coggins
	Name:	W. Timothy Coggins
	Title:	SVP

[Summer Infant/Fourth Amendment to A&R Credit Agreement]

(Signatures continued on next page.)

LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Keith S. Law
	Name:	Keith S. Law
	Title:	SVP

[Summer Infant/Fourth Amendment to A&R Credit Agreement]

(Signatures continued on next page.)

BORROWERS:

SUMMER INFANT (USA), INC.

By:	/s/ Paul Francese
	Name:	Paul Francese
	Title:	Chief Financial Officer

SUMMER INFANT, INC.

By:	/s/ Paul Francese
	Name:	Paul Francese
	Title:	Chief Financial Officer

[Summer Infant/Fourth Amendment to A&R Credit Agreement]

ANNEX A

EXISTING EVENTS OF DEFAULT

Events of Default occurring as of September 30, 2012, under Section 8.01(b) of the Credit Agreement by reason of Borrowers’ default in the performance of certain covenants in (a) Section 6.12(a) of the Credit Agreement as of and for the twelve-month period ending September 30, 2012, and (b) Section 6.12(b) of the Credit Agreement as of and for the twelve-month period ending September 30, 2012.

ANNEX B

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                 ,

To:                             Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of August 2, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Summer Infant, Inc. and Summer Infant (USA), Inc. (collectively, “Borrowers”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                of Borrowers, and that, as such, he/she is authorized to execute and deliver this Certificate to Administrative Agent on the behalf of Borrowers, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.             Borrowers have delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of Borrowers ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.             Borrowers have delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of Borrowers ended as of the above date.  Such financial statements fairly present the financial condition, results of operations and cash flows of Borrowers and their Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.             The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Borrowers during the accounting period covered by such financial statements.

3.             A review of the activities of Borrowers during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Borrower performed and observed all their Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, Borrowers performed and observed each covenant and condition of the Loan Documents applicable to them, and no Default has occurred and is continuing.]

—or—

[to the best knowledge of the undersigned, during such fiscal period, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.             The representations and warranties of Borrowers contained in Article V of the Agreement, and/or any representations and warranties of Borrower or any other Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5.             The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate on and as of the date of this Certificate.  Schedule 2 contains (a) an itemization of applicable Permitted Add-backs (if any) for the twelve-month period ending on the Financial Statement Date and is accompanied by documentation attached thereto supporting such Permitted Add-backs, and (b) quarter-by-quarter detail of items included in the itemized calculations set forth in Schedule 1.

[The next page is the signature page]

Form of Compliance Certificate

D-2

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                                 ,                               .

SUMMER INFANT, INC.

By:
Title:

SUMMER INFANT (USA), INC.

By:
Title:

For the Quarter/Year ended                                                  (“Statement Date”)

SCHEDULE 1
to the Compliance Certificate
($ in 000’s)

I.                                        Section 6.12(a) —Consolidated EBITDA.

A.	Consolidated EBITDA at Statement Date:

	1.	Consolidated Net Income:	$

	2.	less non-cash items increasing net income or plus non-cash loss:	$

	3.	less income tax credits:	$

	4.	plus income taxes:	$

	5.	plus Consolidated Interest Charges:	$

	6.	plus depreciation, depletion and amortization:	$

	7.	plus Permitted Add-backs:	$

	8.	plus non-cash stock option expense:	$

	9.	plus non-cash goodwill and intangible impairment costs	$

	10.	plus Fourth Amendment closing expenses and Amendment Fee	$

	11.	plus Borrowers’ Consultant’s consulting expenses	$

	12.	plus other non-recurring expenses approved by Required Lenders:	$

	13.	equals Consolidated EBITDA:	$

B.	1.	Minimum Required Consolidated EBITDA:	$

C.	Excess (deficiency) for covenant compliance (Line I.A.13 less I.B.1):		$

II.                                   Section 6.12(b) — Consolidated Leverage Ratio.

A.	Consolidated Funded Indebtedness

	1.	all outstanding liabilities for borrowed money plus other interest-bearing liabilities, including current and long-term liabilities:	$

	2.	Total Consolidated Funded Indebtedness:	$

B.	1.	Consolidated EBITDA From I.A.13. (above)	$

	2.	plus Permitted Born Free Credit Amounts adjustment (if applicable)	$

	3.	Total Consolidated EBITDA (as adjusted by permitted credits and add-backs)	$

C.	Ratio (Line II.A.3 ÷ Line II.B.3):		to 1.00

Maximum Permitted Consolidated Leverage Ratio:			to 1.00

III.          Section 6.12(c) — Basic Fixed Charge Coverage Ratio.

A.	Consolidated EBITDA

	1.	Consolidated EBITDA from I.A.13 above:	$

	2.	plus lease expense and rent expense:	$

	3.	minus cash income taxes, unfinanced capital expenditures, dividends, withdrawals and other distributions:	($ )

	4.	Total:	$

B.	Fixed Charges

	1.	Consolidated Cash Interest Charges:	$

	2.	plus lease and rent expense:	$

	3.	plus the current portion of long term liabilities (exclusive, however, of the principal amount of the Committed Loan due on the Maturity Date):	$

	4.	plus the current portion of capitalized lease obligations:	$

	5.	Total Fixed Charges:	$

Form of Compliance Certificate

D-2

C.	Ratio (Line III.A.4 ÷ Line III.B.5):	to 1.00

Minimum Required Basic Fixed Charge Coverage Ratio:		1.10 to 1.00
(as of 12/31/12)
1.00 to 1.00
(as of 3/31/13)
1.25 to 1.00
(as of 6/30/13)
1.50 to 1.00
(as of 9/30/13 and thereafter)

IV.          Section 6.12(d) — Capital Expenditures.

A.	Capital Expenditures during fiscal quarter ending on Statement Date	$

B.	Carry over from prior fiscal quarter (if any)	$

C.	Maximum Permitted (Line B. plus $1,050,000)	$

D.	Carry over for next fiscal quarter (if any)	$

Form of Compliance Certificate

D-3

SCHEDULE 2
to the Compliance Certificate

[BORROWERS TO PROVIDE ITEMIZATION OF PERMITTED ADD-BACKS FOR FISCAL QUARTER ENDING ON FINANCIAL STATEMENT DATE

AND

QUARTER-BY-QUARTER DETAIL OF ITEMS INCLUDED IN CALCULATIONS SET FORTH IN SCHEDULE 1]